UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported):  November 30, 2012

USEC Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 30, 2012, USEC Inc. (“USEC” or the “Company”) and its subsidiary American Centrifuge Demonstration, LLC (“ACD”) entered into Amendment No. 001 to the Cooperative Agreement with the U.S. Department of Energy (“DOE”) (the “Amendment”).  The Amendment amends the Cooperative Agreement dated as of June 12, 2012 between DOE, USEC and ACD (the “Cooperative Agreement”) to provide for additional government obligated funds of $45,720,000 through February 23, 2013.  This funding was made available pursuant to the six-month continuing appropriations measure passed by Congress and signed by the President on September 28, 2012 that provided funding for domestic uranium enrichment research, development and demonstration (“RD&D”) at an annual rate for operations of $100 million.  The Amendment also amends the Cooperative Agreement to incorporate the detailed estimate of cost and schedule submitted by USEC and ACD to DOE on September 21, 2012 and to specifically include the milestone dates agreed to between USEC and DOE for the RD&D program technical milestones, as previously described in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2012.

The Cooperative Agreement provides funding for a cost-share RD&D program for the American Centrifuge project to enhance the technical and financial readiness of the centrifuge technology for commercialization.  The Cooperative Agreement provides for 80% DOE and 20% USEC cost sharing for work performed during the period June 1, 2012 through December 31, 2013 with a total estimated cost of $350 million. DOE’s total contribution would be up to $280 million and USEC’s contribution would be up to $70 million.  DOE’s contribution is incrementally funded.  The Cooperative Agreement provided initial DOE funding of $87.7 million and the Amendment increases the obligated DOE funding to $133.4 million.   USEC will provide cost sharing equal to 20% of the allowable costs of $166.7 million of the RD&D program, or $33.3 million through February 23, 2013.  USEC’s 20% contribution will include investments made by USEC commencing June 1, 2012.

DOE’s remaining cost share under the RD&D program of $146.6 million is conditioned upon the availability of appropriations or other sources of consideration and therefore there is no assurance that this additional funding will be made available.

The Company, or its subsidiaries, is also a party to a number of other agreements or arrangements with the U.S. government, as described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q.

This current report on Form 8-K contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the ongoing transition of our business, including uncertainty regarding the transition of the Paducah gaseous diffusion plant and uncertainty regarding continued funding for the American Centrifuge project and the impact of decisions we may make in the near term on our business and prospects; uncertainty regarding the timing, amount and availability of additional funding for the RD&D program and the dependency of government funding on Congressional appropriations; restrictions in our credit facility on our spending on the American Centrifuge project and the potential for us to demobilize the project;  limitations on our ability to provide any required cost sharing under the RD&D program; our ability through the RD&D program to demonstrate the technical and financial readiness of the centrifuge technology for commercialization; the ultimate success of efforts to obtain a DOE loan guarantee and other financing for the American Centrifuge project and the timing and terms thereof; potential changes in our anticipated ownership of or role in the American Centrifuge project; the impact of actions we have taken or may take to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees, and impacts to cost and schedule; the impact of delays in the American Centrifuge project and uncertainty regarding our ability to remobilize the project; the potential for DOE to seek to exercise its remedies under the June 2002 DOE-USEC agreement; changes in U.S. government priorities and the availability of government funding, including loan guarantees; changes to, or termination of, our contracts with the U.S. government; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website www.usec.com. We do not undertake to update our forward-looking statements except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

USEC Inc.

December 6, 2012	By:	/s/ John C. Barpoulis
John C. Barpoulis
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)